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                                                                   Exhibit 10.02




                                 THE GENTEK INC.
                               RETIREMENT PLAN FOR
                             NON-EMPLOYEE DIRECTORS

           1.   ELIGIBILITY

           Each member of the Board of Directors (the "Board") of GenTek Inc. (the "Corporation") who is not an employee of the Corporation or any of its subsidiaries and who at the time of retirement from the Board, as defined in paragraph 6(f), shall have at least five years of Eligible Service (as defined in the next sentence) shall be eligible (an "Eligible Director") to receive a retirement benefit under The GenTek Inc. Retirement Plan for Non-Employee Directors (the "Plan"). Eligible Service means service as a non-employee director on the Board from and after April __, 1999. The Plan shall become effective as of April __, 1999.

           2.   AMOUNT OF BENEFIT

           (a) An Eligible Director who at the time of retirement from the Board shall have attained the mandatory retirement age for non-employee directors (currently age 70) shall be entitled to receive for the remainder of such Eligible Director's lifetime a retirement benefit at an annual rate equal to the annual basic retainer in effect for non-employee directors at the time of such retirement.

           (b) An Eligible Director who at the time of retirement from the Board shall not have attained the mandatory retirement age for non-employee directors shall be entitled to receive, beginning on the first day of the month following the Eligible Director's 60th birthday and payable for the remainder of such Eligible Director's lifetime a retirement benefit at an annual rate equal to 50% of the annual basic retainer in effect for non-employee directors at the time of such retirement, plus an additional 10% of such retainer for each year of Eligible Service in excess of five years, up to 100% of such retainer for ten or more years of Eligible Service.

           3.   TIME OF PAYMENT

           The retirement benefit determined in accordance with paragraph 2 shall be paid to an Eligible Director commencing upon such Eligible Director's retirement from the Board or the first day of the month following the Eligible Director's 60th birthday, if later, in installments that are as nearly equal as possible at the same times as payments of retainers are made to non-employee directors serving on the Board at the time of the


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payment, but in no event less frequently than quarterly. If an Eligible Director elects to waive receipt of such payments or elects to waive all remaining payments due to him under the Plan, such Director shall so advise the Corporation. Such a waiver shall be irrevocable.

           4.   SERVICES OF ELIGIBLE DIRECTOR UPON RETIREMENT

           Upon retirement from the Board, an Eligible Director eligible to receive payments under the Plan (a) shall be available at such reasonable times and places as the Corporation may request to render consultative services and advice to the Corporation and (b) shall not engage in any activity in competition with the Corporation's business. If such Eligible Director fails to render such services and advice (unless unable to do so because of a physical or mental impairment) or engages in such competition, the Corporation shall be entitled, at its option after considering all the circumstances, to suspend or terminate future payments to such Director under the Plan.

           5.   PAYMENTS UPON DEATH

           Upon the death of an Eligible Director, such Eligible Director's surviving lawful spouse, if any, will be entitled to receive benefits until such spouse's death equal to 50% of (i) the amount the Eligible Director would have been entitled to receive had such Director retired on the date of his death or
(ii) the amount the Eligible Director was receiving or eligible to receive at the time of his death, as the case may be. If the Eligible Director dies after his 60th birthday, payments to his surviving lawful spouse shall commence on the first day of the month following his death. If the Eligible Director dies before his 60th birthday, payments to his surviving spouse shall commence on the first day of the month in which he would have attained his 60th birthday. Except as set forth in the preceding sentence, nothing in the Plan shall create any benefit, cause of action, right of sale, transfer, assignment, pledge, encumbrance, or other such right in any heirs or the estate of any Eligible Director.

           6.   MISCELLANEOUS

           (a) The right to receive any payment under the Plan shall not be transferable or assignable.

           (b) The Corporation shall not be required to set aside funds for the payment of its obligations under the Plan.

           (c) The Board may at any time amend or terminate the Plan, provided, that no amendment or termination shall impair the rights of an Eligible Director to receive upon


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retirement from the Board the payments which would have been made to such
Director had the Plan not been amended or terminated (based upon such Director's Eligible Service to the date of such amendment or termination) or the rights of an Eligible Director (or such Director's surviving spouse) to receive any remaining payments due under the Plan.

           (d) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the stockholders of the Corporation.

           (e) The Board or a committee designated by the Board (the "Committee") shall administer and interpret the Plan. Any questions involving entitlement to payments under the Plan shall be referred to the Board or to the Committee for resolution. The determination of the Board or the Committee shall be conclusive as to any such questions. The Board and the Committee may obtain such advice or assistance as they deem appropriate from persons not serving on the Board or the Committee.

           (f) As used in the Plan, the phrase "retirement from the Board" shall include any termination of service (other than by death) of an Eligible Director except any termination which the Board or the Committee determines to have resulted from gross cause. "Gross cause" shall include fraud, misappropriation of or other intentional misconduct damaging to the property or business of the Corporation or any of its subsidiaries, or commission of a crime.

           (g) The Corporation shall have the power to withhold, or require an Eligible Director (or such Director's surviving spouse) to remit to the Corporation, an amount sufficient to satisfy Federal, state and local withholding tax requirements on any amount payable under the Plan, and the Corporation may defer the payment of any amount until such requirements are satisfied.

           (h) All questions pertaining to the construction, validity and effect of the Plan, or to the rights of any person under the Plan, shall be determined in accordance with the laws of the State of Delaware.



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